PERFORMANCE SHARE UNIT GRANT AGREEMENT
UNDER THE SOUTHWEST GAS HOLDINGS, INC.
OMNIBUS INCENTIVE PLAN

This Performance Share Unit Grant Agreement (“Grant Agreement”) is dated as of
    , 2023, by and between Centuri Group, Inc. (“Centuri”), Southwest Gas Holdings, Inc. (the "Company"), and    ("Grantee"), pursuant to the Company's Omnibus Incentive Plan (the "Plan"). Capitalized terms that are used, but not defined, in this Grant Agreement, including Appendix A of this Grant Agreement, shall have the meaning set forth in the Plan, and the Plan is incorporated by reference into this Grant Agreement.
Overview of Your Award

Aggregate Target Performance Share Units Granted: [Base Salary on 12/31/22 x applicable incentive target x 30%, and Beginning Stock Price]    performance share units

Performance Cycle: January 1, 2023 to December 31, 2023 (the “Performance Cycle”)

Date of Grant:    , 2023 (the “Date of Grant”)

Vesting Date: The performance share units, if any, that are earned based on the level of achievement of the performance goal over the Performance Cycle shall become vested on        , 2026 (the “Vesting Date”) if the Grantee does not have a Termination (as defined in the Plan) prior to the Vesting Date, unless otherwise provided in this Grant Agreement.

1.Grant and Description of Performance Share Units. The Company and Centuri hereby award the Grantee a target number of performance share units (“Performance Shares”) under the Plan with the restrictions set forth below. The grant of the Performance Shares is made in consideration of the services to be rendered by the Grantee to Centuri or one of its affiliated companies. Each Performance Share is a phantom right that represents the right to receive one share of Common Stock, subject to the terms and conditions set forth in this Grant Agreement and the Plan. The Performance Shares which may become vested shall be credited to a separate account maintained for the Grantee on the books and records of the Company. All amounts credited to the Grantee’s account shall continue for all purposes to be part of the general assets of the Company. The number of Performance Shares that the Grantee may become vested will be determined at the end of the Performance Cycle, except as otherwise provided in Section 6(a), based on the level of achievement of the performance goal as described herein; provided, that, unless otherwise provided in this Grant Agreement, in order to become vested in such Performance Shares the Grantee must remain in continuous employment with Centuri or an affiliated company through the Vesting Date. All determinations of whether the performance goal has been achieved (and the level of achievement), the number of Performance Shares that may become vested based on the level of achievement of the performance goal, satisfaction of the time-based employment condition and all other matters related thereto shall be made by the Committee (as defined in the Plan), in its sole discretion. Until the final number of Performance Shares is determined based on the level of achievement of the performance goal over the Performance Cycle, the time-based vesting condition has been met, and the

Performance Shares which may become vested have been settled by the issuance of Common Stock, the Performance Shares are in the restriction period, and the Grantee shall not have any of the rights of a stockholder of the Company with respect to the Performance Shares, except for the crediting of dividend equivalents as provided for in Section 7 below.
The Company and Centuri currently anticipate a spin-off, sale or other transaction to occur during the vesting period whereby Centuri would no longer be a subsidiary of the Company. Such anticipated transaction could result in the shares of Common Stock being converted into Centuri stock, but the dollar value of the award would remain consistent. In the event the anticipated transaction is a public spin-off, it shall not be considered a “Change in Control” as defined in Appendix A. For purposes of Section 4, (i) if a spin-off, sale or other transaction occurs during the Performance Cycle, the performance conditions described in Section 4 will continue until the end of the Performance Cycle and the number of Performance Shares that may become vested if the time-based employment condition is met will be calculated as set forth in Section 4 or (ii) if a spin-off, sale or other transaction occurs after the end of the Performance Cycle, the number of Performance Shares that may become vested if the time-based employment condition is met will remain as calculated as set forth in Section 4.

2.Restrictions on Alienation. Performance Shares may not be sold, transferred, pledged, attached, assigned, or otherwise alienated or encumbered in any manner, whether voluntarily, by operation of law, or otherwise, until the restrictions on the Performance Shares are removed and the Performance Shares are distributed to the Grantee in the form of shares of Common Stock. Any attempt to assign, alienate, pledge, attach, sell, or otherwise transfer or encumber the Performance Shares or the rights relating thereto prior to the Vesting Date shall be wholly ineffective.

3.Vesting of Performance Shares. The Performance Shares are subject to forfeiture until they vest. Except as otherwise provided herein, the number of Performance Shares which may vest and become nonforfeitable will be determined based on the level of achievement of the performance goal during the Performance Cycle as set forth in Section 4, subject to the achievement of the minimum threshold performance goal which shall be determined by the Committee based on the level of achievement of the performance goal described herein. The number of Performance Shares that vest and become payable under this Grant Agreement, unless otherwise provided in this Grant Agreement, is further subject the Grantee’s continuous employment with Centuri or an affiliated company from the Date of Grant through the Vesting Date. The Grantee shall not be entitled to the removal of the restrictions on such Performance Shares or to a distribution of shares of Common Stock represented by the number of Performance Shares that become vested until the time provided for in Section 8 below.

4.Performance Shares. The number of Performance Shares that may become vested, subject to the time-based vesting condition described in Section 5, is based upon Centuri Free Class Flow (as defined in Appendix A) for the Performance Cycle. The number of Performance Shares that may become vested based on the level of achievement of the Centuri Free Cash Flow performance goal for the Performance Cycle is illustrated in the performance schedule below. Should the performance levels achieved be between the stated criteria below, the percentage of Performance Shares that may become vested will be determined by straight-line interpolation.

Performance Schedule
Performance Level	Centuri Free Cash Flow	Performance Shares
Below Threshold	Less than $121.4M	0%
Threshold	$121.4M	50%
Target	$161.9M	100%
Maximum	$194.3M	200%

5.Forfeiture. All Performance Shares granted shall be forfeited if, prior to the end of the Performance Cycle, the Grantee has experienced a Termination for any reason other than as described below in Section 6. Any Performance Shares which do not become vested, based on the level of achievement of the performance goal during the Performance Cycle, shall be forfeited following the end of the Performance Cycle. After the end of the Performance Cycle, any Performance Shares that are not forfeited based on the level of achievement of the performance goal during the Performance Cycle, shall be subject to forfeiture if the Grantee has a Termination prior to the Vesting Date, unless otherwise described below in Section 6. Each Grantee shall execute any documents reasonably requested by the Company or Centuri in connection with such forfeiture. Upon any forfeiture, all rights of the Grantee with respect to the forfeited Performance Shares shall cease and terminate, without any further obligation on the part of the Company, Centuri or any affiliated company.
6.Termination of Employment.
(a)During the Performance Cycle.
(i)Death, Disability and an Involuntary Termination Within Six Months Following a Change in Control. If during the Performance Cycle, the Grantee has a Termination on account of the Grantee’s death, Termination by Centuri or an affiliated company following the Grantee’s Disability (as defined in Appendix A), or an Involuntary Termination (as defined in Appendix A) within six (6) months following the date of a Change in Control (or, if applicable, the period in the Grantee’s Employment Agreement (if any), if longer), the Performance Cycle for purposes of Section 4 shall be deemed to have ended and a prorated number of Performance Shares shall vest as of the date of such Termination. The prorated number of Performance Shares vested shall be determined by multiplying the percentage of Performance Shares awarded at the “Target” performance level first stated above, by the ratio of actual months of service as measured from January 1, 2023 to the date of Termination, to twelve (12), with the resulting product being increased, if appropriate, as provided below in Section 7. The Grantee, or his or her legal representatives, beneficiaries or heirs shall be entitled to a distribution of shares of Common Stock equal in number to such prorated number of Performance Shares, which distribution will occur on the original Vesting Date as provided in Section 8. Any Performance Shares that are not vested as a result of  this clause (i) shall be forfeited and the Grantee’s rights with respect to any forfeited Performance Shares shall cease and terminate upon forfeiture of such Performance Shares, without any further obligation on the part of the Company, Centuri or any affiliated company. When in conflict, the terms of

Grantee’s Employment Agreement govern in the event of a Termination in conjunction with a Change in Control.
(ii)Retirement. If during the Performance Cycle, the Grantee has a Termination on account of Retirement (as defined in Appendix A), the percentage of Performance Shares earned, if any, shall not be determined until the end of the Performance Cycle. The vested number of Performance Shares shall be determined by multiplying the ratio of actual months of service as measured from [January 1, 2023] to the date of Termination, to thirty-six (36), by the percentage of Performance Shares earned, based on actual performance achieved over the original Performance Cycle with the resulting product being increased, if appropriate, as provided below in Section 7. The Grantee, or his or her legal representatives, beneficiaries or heirs shall be entitled to a distribution of shares of Common Stock equal in number to such prorated number of Performance Shares, which distribution will occur on the original Vesting Date as provided in Section 8. Any Performance Shares that are not vested as a result of this clause (ii) shall be forfeited and the Grantee’s rights with respect to any forfeited Performance Shares shall cease and terminate upon forfeiture of such Performance Shares, without any further obligation on the part of the Company, Centuri or any affiliated company.
(iii)Other Terminations. If during the Performance Cycle, the Grantee’s Termination is on account of Cause, by the Grantee for any reason other than on account of Retirement, or Involuntary Termination prior to a Change in Control, then in case of any of the foregoing, then all of the Performance Shares shall be forfeited and the Grantee’s rights with respect to any forfeited Performance Shares shall cease and terminate upon forfeiture of such Performance Shares, without any further obligation on the part of the Company, Centuri or any affiliated company.
(b)After Conclusion of the Performance Cycle and Prior to the Vesting Date.
(i)Death, Disability or an Involuntary Termination Within Six Months Following a Change in Control. If following the expiration of the Performance Cycle, but prior to the Vesting Date, the Grantee has a Termination on account of the Grantee’s death, by Centuri or an affiliated company following the Grantee incurring a Disability or an Involuntary Termination within six (6) months following the date of a Change in Control (or, if applicable, the period in the Grantee’s Employment Agreement (if any), if longer), any Performance Shares that became vested based on the level of achievement of the performance goal during the Performance Cycle subject to continuing employment to the Vesting Date, shall become vested, with such amount being increased as provided below in Section 7. The Grantee, or his or her legal representatives, beneficiaries or heirs shall be entitled to a distribution of shares of Common Stock equal in number to such Performance Shares, which distribution will occur on the original Vesting Date as provided in Section 8. Any Performance Shares that did not become vested as a result of the failure to achieve the performance goal during the Performance Cycle were previously forfeited and the Grantee’s has no rights with respect to any previously forfeited Performance Shares, without any further obligation on the part of the Company, Centuri or any affiliated company. When in conflict, the terms of Grantee’s Employment Agreement govern in the event of a Termination in conjunction with a Change in Control.
(ii)Retirement or an Involuntary Termination After Six Months Following a Change in Control. If following the expiration of the Performance Cycle, but prior to the Vesting Date, the Grantee has a Termination on account of Retirement or an Involuntary Termination more than six (6) months following the date of a Change in Control (or, if applicable, the period in the Grantee’s Employment Agreement (if any), if longer), any Performance Shares that became vested based on the level of achievement of the performance goal during the Performance Cycle subject to continuing employment to the Vesting Date, shall become vested on a pro rata basis. The vested number of Performance Shares shall be determined by multiplying the ratio of actual months of service as measured from January 1, 2023 to the date of Termination, to thirty-six (36), by the percentage of Performance Shares earned for the Performance Cycle, with the resulting amount being increased, if appropriate, as provided below in Section 7. The Grantee, or his or her legal representatives, beneficiaries or heirs shall be entitled to a distribution of shares of Common Stock equal in number to such prorated number of Performance Shares, which distribution will occur on the original Vesting Date as provided in Section 8. Any Performance Shares that did not become vested as a result of failure to achieve the performance goal during the Performance Cycle were previously forfeited and the Grantee’s has no rights with respect to any previously forfeited Performance Shares and any Performance Shares that are not vested as a result of the pro ration set forth in this clause (ii) shall be forfeited and the Grantee’s rights with respect to any forfeited Performance Shares shall cease and terminate upon forfeiture of such Performance Shares, without any further obligation on the part of the Company, Centuri or any affiliated company.
(iii)Other Terminations. If following the expiration of the Performance Cycle, but prior to the Vesting Date, the Grantee’s Termination is on account of Cause, by the Grantee for any reason other than on account of Retirement, or an Involuntary Termination prior to a Change in Control, then in case of any of the foregoing, then all of the Performance Shares shall be forfeited and the Grantee’s rights with respect to any forfeited Performance Shares shall cease and terminate upon forfeiture of such Performance Shares, without any further obligation on the part of the Company, Centuri or any affiliated company.
7.Credit of Dividend Equivalents.
(a)During Performance Cycle. The Grantee’s account shall be credited with a number of Performance Shares based on the amount of dividends that were declared and paid on shares of Common Stock during each fiscal quarter of the Performance Cycle. The number of Performance Shares upon which dividend equivalents shall be credited for the benefit of the Grantee is the total number of Performance Shares finally determined to have been earned by the Grantee at the end of the Performance Cycle in accordance with Sections 4 and 6, as appropriate. The total amount of each quarterly dividend equivalent shall be converted to the number of Performance Shares attributable to that quarterly dividend equivalent, by dividing such dividend equivalent amount by the average of the closing price of the Common Stock on the dividend payment date during the appropriate Performance Cycle. Incremental Performance Shares credited for dividends may also earn dividend equivalents. Dividend equivalents shall be subject to the same vesting and forfeiture restrictions as the Performance Shares to which they are attributable.
(b)After Conclusion of the Performance Cycle. After the end of the Performance Cycle and until the Performance Shares are distributed pursuant to Section 8, with respect to Performance Shares that may become vested on the Vesting Date, the Grantee’s account shall continue to be credited with additional Performance Shares based on the amount of dividends that were declared and paid on shares of Common Stock during each such fiscal quarter until the Performance Shares are distributed pursuant to Section 8. The total amount of each quarterly dividend equivalent shall be converted to the number of Performance Shares attributable to that quarterly dividend equivalent, by dividing such dividend equivalent amount by the average of the closing price of the Common Stock on the dividend payment date during such period following the end of the Performance Cycle. Incremental Performance Shares credited for dividends may also earn dividend equivalents. Dividend equivalents shall be subject to the same vesting and forfeiture restrictions as the Performance Shares to which they are attributable.
8.Distribution of Common Stock. The Grantee shall receive a distribution of shares of Common Stock equal to the number of vested Performance Shares plus dividend equivalents, as applicable, provided the Grantee has remained in continuous service with Centuri or an affiliated company through the Vesting Date (except in the event of a Termination listed in Section 6, in which case the vested Performance Shares plus dividend equivalents, as applicable, as a result of the Termination will not be distributed to the Grantee until the Vesting Date). Distribution of shares of Common Stock, plus dividend equivalents (subject to withholding requirements set forth in the Plan and the Grant Agreement) shall occur as soon as administratively possible following the Vesting Date, but in no event later than 60 days following the Vesting Date (the “Distribution Date”); provided, however, that if the Grantee is terminated for Cause or has a voluntary resignation that is not on account of Good Reason or Retirement between the Vesting Date and the Distribution Date, the Grantee shall forfeit any vested Performance Shares, plus dividend equivalents, and the Grantee shall not be entitled to any distributions or other payments under this Grant Agreement or otherwise. Upon a distribution of shares of Common Stock as provided herein, all other restrictions shall be removed and the Company shall cause the Common Stock then being distributed to be registered in the Grantee’s name. From and after the date of receipt of such distribution, the Grantee or the Grantee's legal representatives, beneficiaries or heirs, as the case may be, shall have full rights of transfer or resale with respect to such shares subject to applicable state and federal regulations.
9.Administration. This Grant Agreement and the rights of the Grantee hereunder are subject to all the terms and conditions of the Plan. Any inconsistency between this Grant Agreement and the Plan shall be resolved in favor of the Plan, except with regard to the Change in Control provisions that have been modified by this Grant Agreement and therefore are controlled by this Grant Agreement.
10.Holding Requirements. Grantee shall accumulate Southwest Gas Holdings, Inc. stock with a target value of a multiple of [ ] times base salary. Until Grantee reaches the target ownership requirement, Grantee must retain [ ]% of the net after-tax Shares granted under this Grant Agreement.
11.Tax Liability and Withholding. The Grantee shall be required to pay to the Company, Centuri or an affiliated company, and the Company, Centuri or an affiliated company shall have the right to deduct from any compensation paid to the Grantee pursuant to this Grant Agreement or otherwise, the amount of any required withholding or other taxes in respect of the Performance Shares and to take all such other action as the Committee deems necessary to satisfy all obligations for the payment of such withholding or other taxes. The Committee may permit the Grantee to satisfy any federal, state or local tax withholding or other tax obligations by any of the following means, or by a combination of such means:
(a)tendering a cash payment.
(b)authorizing the Company to withhold shares of Common Stock from the shares of Common Stock otherwise issuable or deliverable to the Grantee as a result of the vesting of the Performance Shares; provided, however, that no shares of Common Stock shall be withheld with a value exceeding the maximum amount of tax required to be withheld by law.
(c)delivering to the Company previously owned and unencumbered shares of Common Stock.
Notwithstanding any action the Company, Centuri or any affiliated company takes with respect to any or all income tax, social insurance, payroll tax, or other tax-related withholding ("Tax-Related Items"), the ultimate liability for all Tax-Related Items is and remains the Grantee's responsibility and the Company, Centuri and any affiliated company (a) makes no representation or undertakings regarding the treatment of any Tax-Related Items in connection with the grant, vesting or settlement of the Performance Shares or the subsequent sale of any shares; and (b) does not commit to structure the Performance Shares to reduce or eliminate the Grantee's liability for Tax-Related Items.
12.Section 409A. This Grant Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) or an exemption thereunder and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A of the Code. Any distribution pursuant to this Grant Agreement that is subject to the requirements of Section 409A of the Code may only be made in a manner and upon an event permitted by Section 409A of the Code. Notwithstanding the foregoing, none of the Company, Centuri or any affiliated company makes any representations that the payments and benefits provided under this Grant Agreement comply with Section 409A of the Code and in no event shall the Company, Centuri or any affiliated company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Grantee on account of non-compliance with Section 409A of the Code.
13.Restrictive Covenants. The Grantee hereby acknowledges and agrees to continue to be bound by the restrictive covenants set forth in the Grantee’s Employment Agreement and any other restrictive covenants pursuant to which the Grantee has previously agreed to be bound, which restrictive covenants are an integral part of the Company and Centuri’s decision to grant the Performance Shares to the Grantee. Accordingly, all such restrictive covenants contained in the Employment Agreement and such other agreements are hereby deemed incorporated fully herein by reference as if set forth herein.
14.Miscellaneous.
(a)Nothing in this Grant Agreement or the Plan shall interfere with or limit in any way the right of the Company, Centuri or any affiliated company to terminate the Grantee’s employment, nor confer upon the Grantee any right to continued employment with the Company, Centuri or any affiliated company or continued service as a Board member.

(b)Upon the approval of the Board in its sole discretion, the Committee may terminate, amend, or modify the Plan; provided, however, that no such termination, amendment, or modification of the Plan may in any way adversely affect the Grantee’s rights under this Grant Agreement without the Grantee’s written consent.

(c)The Grantee shall not have voting rights with respect to the Performance Shares until the Performance Shares are settled and have been distributed as shares of Common Stock.

(d)This Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(e)This Grant Agreement shall be governed by the corporate laws of the State of Nevada, without giving effect to any conflict of law provisions that might otherwise refer construction or interpretation of the Grant Agreement or the Plan to the substantive law of another jurisdiction.

(f)Any dispute regarding the interpretation of this Grant Agreement shall be submitted by the Grantee or the Company to the Committee for review. The resolution of such dispute by the Committee shall be final and binding on the Grantee and the Company.

(g)The value of the Grantee's Performance Shares is not part of his or her normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance or similar employee benefit, unless otherwise provided in the Grantee’s Employment Agreement.

(h)Grantee understands that the Performance Shares and the Common Stock distributed therefrom are subject to the Company’s Clawback Policy.

Grantee acknowledges that this Grant Agreement and the Plan set forth the entire understanding between Grantee and the Company and Centuri regarding the Performance Shares granted pursuant to this Grant Agreement. Grantee has reviewed and fully understands all provisions of this Grant Agreement and the Plan in their entirety and agrees to be bound by the determinations of the Committee. Grantee acknowledges that Performance Shares awarded hereunder may not be sold, transferred, pledged, assigned, or otherwise alienated until the Performance Shares are vested and the Performance Shares are distributed to the Grantee in the form of shares of Common Stock. The Grantee acknowledges that there may be adverse tax consequences upon the vesting or settlement of the Performance Shares or disposition of the underlying shares and that the Grantee has been advised to consult a tax advisor prior to such vesting, settlement or disposition.

SOUTHWEST GAS HOLDINGS, INC.
By:
    Karen S. Haller
    President and Chief Executive Officer

CENTURI GROUP, INC.
By:
    Paul M. Daily,
    President and Chief Executive Officer

GRANTEE
By:
     [    ]

APPENDIX A
For purposes of this Grant Agreement, the following terms shall have the following meanings:
“Cause” shall mean as such term is defined in the Grantee’s Employment Agreement.
“Change in Control” shall mean (1) the sale (other than to a member of Centuri and its predecessors, successors, and past, present and future parent companies, operating companies, divisions, subsidiaries and/or affiliates (collectively, the “Employer Group”)) of substantially all of the operating assets of (a) Centuri and its subsidiaries or (b) the Company and its subsidiaries, (2) the acquisition (other than by a member of the Employer Group) of more than fifty percent (50%) of the stock of Centuri by a group of shareholders or an entity which acquires control of Centuri, (3) a merger or consolidation of Centuri with any other entity, other than a merger or consolidation which would result in the voting securities of Centuri outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) fifty percent (50%) or more of the total voting power represented by the voting securities of Centuri or such surviving entity outstanding immediately after such merger or consolidation, (4) a merger or consolidation of the Company with any other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) fifty percent (50%) or more of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, (5) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), but excluding any person described in and satisfying the conditions of Rule 13d-1(b)(1) thereunder), becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 30% of the combined voting power of the Company’s then outstanding securities entitled to then vote generally in the election of directors of the Company, or (6) during any period not longer than two (2) consecutive years, individuals who at the beginning of such period constituted the board of directors of the Company cease to constitute at least a majority thereof, unless the election, or the nomination for election by the Company’s shareholders, of each new board member was approved by a vote of at least three-fourths (3/4) of the board members then still in office who were board members at the beginning of such period (including for these purposes, new members whose election was so approved).
“Disability” shall mean as such term is defined in the Grantee’s Employment Agreement.
“Employment Agreement” shall mean the Grantee’s Employment Agreement with Centuri or an affiliated company.
“Good Reason” shall mean as such term is defined in the Grantee’s Employment Agreement.
"Involuntary Termination” shall mean a Termination of the Grantee on account of (i) Separation from Service Without Cause or (ii) resignation by the Grantee on account of Good Reason.
“Retirement” shall mean (i) with approval from the Centuri Chief Executive Officer, the Grantee elects to terminate his/her employment with Centuri, or one of its affiliated companies, after both attaining age 59½, and completing twelve (12) complete calendar months of employment; or (ii) the Grantee has attained age 65 and elects to leave his/her employment with Centuri, or one of its affiliated companies.
“Separation from Service Without Cause” shall mean Termination of the Grantee’s employment by Centuri or an affiliated company for any reason other than death, Disability, Retirement or for Cause.
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